UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 28, 2003

                  INYX, INC. (formerly known as DOBLIQUE, INC.)
             (Exact name of registrant as specified in its charter)



          Nevada                       333-83152                 75-2870720
          ------                       ---------                 ----------
(State or other jurisdiction           Commission            (I.R.S. Employer
       of incorporation)              File Number)           Identification No.)



                    801 Brickell, 9th Floor, Miami, FL 33131
                    ----------------------------------------
               (Address of principal executive offices) (Zip Code)
       Registrant's telephone number, including area code: (305) 789-6649

Item 1. Changes in Control of Registrant and Item 2. Acquisition or Disposition of Assets

         On April 28, 2003, Doblique, Inc. (the "Registrant" or the "Company") concluded and closed a transaction by which it acquired all outstanding common stock of Inyx Pharma Limited, a corporation under the laws of England and Wales ("Inyx Pharma"), and by which the contributing stockholders of Inyx Pharma became the controlling stockholders of the Registrant. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma, for 16,000,000 shares of the Company (the "Exchange") representing approximately 64% of the shares outstanding after the Exchange, as a result of which Inyx Pharma will survive and become a wholly owned subsidiary of the Company.

         Following the Exchange, a stockholder action was taken by majority consent to amend and restate the Articles of Incorporation of the Company. In the amended articles, the Company changed its name to Inyx, Inc., increased its authorized shares to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, and adopted various other provisions typical of publicly-traded companies. The stockholders also adopted the 2003 Stock Option Plan.

         The Company has been in the business of owning and racing thoroughbred race horses at various major horse racing tracks throughout the United States. The horses previously owned by the Company were sold for cash on March 6, 2003 to a third party, and the sole business of the Company after the Exchange will be the business of Inyx Pharma and other possible acquisitions.

         All of the transactions described above were the result of negotiations between the principals of Inyx Pharma, and the principals of the Company and its advisors. The Exchange is considered a reverse acquisition. As a result of a Stock Purchase Agreement dated March 24, 2003, in which the former controlling stockholder of the Company sold 2,250,000 shares of outstanding shares of the Company to Medira Investments, LLC ("Medira"), Medira was in control of 45% of the Company. Medira later conveyed such shares to its sole member Viktoria Benkovitch. Medira acquired the 45% block of the Company in order to pursue a combination with a pharmaceutical company with a result of such company becoming a subsidiary of a publicly-traded company in the United States. Ms. Benkovitch's spouse, Dr. Jack Kachkar, was the sole director of the Company, and the directors of Inyx Pharma were unaffiliated with Medira. Dr. Kachkar determined that the terms of the combination were fair to the Company and its unaffiliated stockholders on the following basis: (i) the Company received a fairness opinion from Jeffrey Katz, C.A., an independent Canadian Chartered Accountant, that the transaction was fair to the unaffiliated stockholders of the Company from a financial point of view; (ii) the Company had sold its operating assets to a third party in order to facilitate the sale of control to Medira; and (iii) the combination will afford the stockholders of Registrant with a good opportunity to realize significant value from their investment in the Company.

         The Company also issued 2,450,000 shares of restricted common stock to five companies for their role in facilitating the combination of the Companies, and 1,500,000 shares of restricted common stock to Jordan Slatt pursuant to a Consulting Agreement for work to be performed over the next two years.

         The following information is provided regarding the resulting character of the Company. Such information includes all information that would be set forth in a Form 10SB, except for financial information that is being filed by amendment pursuant to Item 7(a)(4) of Form 8K.

Item 7. Exhibits.

         See Part III, Item 2, below.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Item 1 and Item 2 of Form 8-K.................................................2
PART I........................................................................4
   Item 1.     Description of Business........................................4
   Item 2.     Management's Discussion and Analysis or Plan
                 of Operation................................................24
   Item 3.     Description of Properties.....................................24
   Item 4.     Security Ownership of Certain Beneficial Owners
                 and Management..............................................25
   Item 5.     Directors, Executive Officers, Promoters and
                 Control Persons.............................................26
   Item 6.     Executive Compensation........................................28
   Item 7.     Certain Relationships and Related Transactions................30
   Item 8.     Description of Securities.....................................31
PART II......................................................................36
   Item 1.     Market Price of and Dividends on the Registrants' Common
               Stock and Other Stockholder Matters...........................36
   Item 2.     Legal Proceedings.............................................37
   Item 3.     Change in and Disagreements with Accountants..................37
   Item 4.     Recent Sales of Unregistered Securities.......................37
PART III.....................................................................38
   Item 1.     Index to Financial Statements.................................38
   Item 2.     Description of Exhibits.......................................38

PART I

Item 1.  Description of Business

General

         Inyx, Inc. (formerly known as Doblique, Inc.) and its wholly-owned subsidiary, Inyx Pharma Limited ("Inyx Pharma") (together referred to herewith as "Inyx" or the "Company"), is an emerging specialty pharmaceutical company that focuses its expertise on development-led contract manufacturing in the sterile pharmaceutical, finished dosage-form, outsourcing sector. The Company specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological and topical conditions. Inyx Pharma's client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups. On March 7, 2003, Inyx Pharma acquired the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Limited ("Miza UK") out of Administration (an English form of bankruptcy reorganization) for $6.4 million plus acquisition costs, which consisted of one aerosol manufacturing site and a pharmaceutical development operation. Pursuant to this transaction Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees and intellectual property to continue to manage and run those parts of the Miza UK operation as a going concern. On April 28, 2003, Inyx Pharma became a subsidiary of the Company by exchanging all of its outstanding shares for approximately 64% of the outstanding shares of the Company, and the former stockholders of Inyx Pharma became the owners of a majority interest in the Company.

         Doblique, Inc. was incorporated under the laws of Nevada in March 2000. In July 2002, it became a publicly-traded company when it completed a registration statement for the sale by its principal stockholder of 2,450,000 shares of common stock. The Company's common stock is traded on the Nasdaq's Over-the-Counter Bulletin Board ("OTCBB"). The Company voluntarily files annual, quarterly and periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934. The Company maintains a website at (www.inyxinc.com), and intends to begin publishing all such SEC reports on its website.

         On March 26, 2003, Doblique announced that its controlling stockholder had accepted an unsolicited offer to sell a controlling block, 2,250,000 shares of common stock, representing approximately 45% of Doblique's issued and outstanding shares to Medira. At that time, Doblique also announced that the Company would pursue further strategic investment opportunities in a number of sectors within the pharmaceutical, biotechnology and medical devices industries. These include research and development, manufacturing, distribution and intellectual property acquisitions. The Inyx Pharma Agreement is Doblique's first pharmaceutical acquisition. The Company is also currently involved in discussions with respect to a number of additional potential acquisitions of drug delivery technologies and development and manufacturing assets in the pharmaceutical sector.

         All monetary amounts described herein are stated in either US Dollars ($) or United Kingdom pounds sterling ((pound)). The exchange rate between the two currencies on May 8, 2003 was (pound)1 = $1.602.

Products

         The  Company  currently   manufactures  five  types  of  pharmaceutical
products.

Hydrocarbon Aerosols

         The Company manufactures hydrocarbon aerosols as a delivery system for dermatological and topical drug applications. The drug (usually a corticosteroid or similar anti-inflammatory agent specifically formulated with excipients) is kept under pressure in a can with liquid hydrocarbons. These hydrocarbons are normally a mixture of propane, iso-butane and butane. As the product is dispensed and released from the can, the hydrocarbons spontaneously vaporize, turning the resulting mixture into a mousse or foam (depending on the exact formulation). This results in the drug being in a format suitable for rapid absorption into the skin. In addition, the hydrocarbons used are deodorized, so the drug can be administered in an odorless way, leaving no residue on the skin. The Company utilizes two state of the art hydrocarbon filling lines with intrinsically safe equipment, protected gassing of hydrocarbons, remote safety monitoring equipment, and dedicated manufacturing areas.

         The Company's contract share of the UK prescription and over-the-counter (OTC) aerosol market is substantial (estimated to be up to 60% on some product lines). In some instances the Company is the only such manufacturer for such products. The specialized nature of the topical hydrocarbon aerosols market with few competitors should mean that the Company should continue to maintain and expand its current market share.

         The Company intends to expand its expertise in this area and be recognized as the world leader in hydrocarbon aerosols for pharmaceutical applications. In addition to its growing business base and the recent rise of new hydrocarbon aerosol business, the Company believes that there are significant growth opportunities in aseptic hydrocarbon applications for other existing or potential customers as the use of this technology continues to grow. With significant experience in this area and two regulatory compliant hydrocarbon aerosol filling lines, the Company is well positioned to expand its contract market share in this sector. Additionally, as development runs for the introduction of new products vary, the Company believes it has sufficient manufacturing flexibility to take on new products while addressing its customers' growing volume requirements.

Metered Dose Inhalers (MDI's)

         The Company also produces metered dose inhalers which are primarily for respiratory use, employing both Chlorofluorocarbon (CFC) and Hydrofluroalkane
(HFA) propellant technologies. CFC based products include Salbutamol, a mild asthma and rescue therapy, and Beclomethasone, a steroid used as an anti-inflammatory for respiratory disease. HFA products include Metered Dose Inhalers for respiratory ailments and Metered Dose Oral spray, which is a nitrate propelled HFA aerosol that is used for prescription and over the counter products, primarily for cardiac ailments.

         In the past, CFC based MDI's were sold throughout Europe, Australia, Canada and South America. Given European Union, Canadian and Australian CFC restrictions, HFA opportunities within these countries are now expected to increase. Specifically, Inyx Pharma is now developing a number of HFA MDI's for Merck Generics, which company represents approximately 43% of all of Inyx's revenues. Further, Inyx Pharma plans to exploit the Metered Dose Oral spray HFA product through sales to its primary customer in this area which is Genpharm, a Canadian based subsidiary of Merck Generics. Utilizing client-funded product and process development applications, the Company plans to continue bridging to HFA MDI production in 2003 while continuing to utilize CFC MDI manufacturing capabilities and CFC allocations for markets which have not banned CFC use. This includes capitalizing on Inyx Pharma's relationship with Aldo Union, a Spanish pharmaceutical company that has extensive distribution channels for such products in South America, Africa and the Middle East. The Company believes it has a competitive advantage in this sector as it is one of the few contract manufactures of its type to both develop and manufacture HFA based inhalants.

Dry Powdered Inhalers (DPI's)

         Inyx Pharma also produces Dry Powder products which are primarily used for respiratory ailments such as asthma. Specific products in this area include Salbutamol, which is the leading product in the area, and Beclomethasone, which is the second leading product in the area. Inyx Pharma is also reviewing the possible use of Budesonide, an anti-inflammatory corticosteroid, and Formeterol, a bronchodilator, as DPI's. Inyx Pharma's major customer in the DPI area has licensed the DPI device (the "Clickhaler") currently manufactured at Inyx Pharma from a UK based biotechnology company. This UK-based biotechnology company is also in the process of licensing its product to a number of other pharmaceutical companies. As a result of this licensing program, the Company expects to continue to manufacture DPI's for third-party licensees. DPI's are expected to grow in use, based on increasing consumer acceptance and the growth in diagnoses and incidences of asthma. The Company also believes that manufacturing revenue opportunities in this product category will continue to expand as this mode of drug delivery is enjoying increased use not only for respiratory inhalants but as a mode of delivery for other products. Such other products include those which target systemic disease including insulin for diabetes and pain management drugs.

Metered Dose Pump Sprays (MDPS's)

         Inyx Pharma also produces Metered Dose Nasal and Throat Sprays and Pumps for nasal decongestion, anti-allergic and anti-inflammatory applications. Specific products within these areas include coricosteroid products such as a Beclomethasone Dipropionate (BDP) suspension for Merck Generics (usually in glass) and others (packaged in a plastic container). Allergy pump sprays are a seasonal product with largest consumer use coming in the spring months. Inyx Pharma plans to leverage the manufacturing upgrades that previous owners of its manufacturing site performed on the pump spray filling line. The Company believes that these upgrades will provide Inyx Pharma with an excellent production base to maintain existing customer volumes while developing new business in the growing seasonal allergy market sector. Further, the Company plans to capitalize on growing opportunities in this area by expanding product development and marketing activities that would lead to manufacturing opportunities. These opportunities include pump sprays for complex proteins, pain medications, hormone applications and vaccines.

Saline Aerosols

         Inyx Pharma also manufactures products which are nitrogen propelled buffered and non-buffered normal aerosols for eye and wound care. These include the Water-For-Injection (WFI)/alcohol aerosols and non-alcohol based disinfectant aerosols. Inyx Pharma is now one of the largest manufacturer of sterile saline and alcohol aerosols for the UK markets. The Company is considering new technologies such as a "bag-in-can" wound spray which will provide enhanced spraying parameters for sterile wound aerosols.

Manufacturing Process and Capabilities

Facilities

         Located at Astmoor, Runcorn, Cheshire, England, the Company's manufacturing facility is utilized to manufacture sterile aerosol products including metered dose and dry powder respiratory inhalers, pump sprays, and saline and topical aerosols. The manufacturing operation consists of over 60,000 square feet of manufacturing, laboratory and warehouse space and has 100 employees. 30 of these employees are in quality operations with the remainder in engineering, manufacturing, packaging and supply chain management, and clerical and support staff. Highlights of the manufacturing operation include: two cGMP (current good manufacturing practices)-compliant regulatory approved hydrocarbon aerosol manufacturing and filling lines, a new state of the art HFA metered dose inhaler manufacturing and filling line that is regulatory compliant and fully validated and an innovative Dry Powder Inhaler production facility, which represents a new type of drug delivery technology for respiratory conditions and other ailments including pain management.

Manufacturing Capabilities

         With respect to hydrocarbon aerosol production, the Company utilizes two state of the art hydrocarbon filling lines which are capable of bulk manufacture, filling, valve placements, gassing, water-bath testing, and packaging, including individual cartons into a wide variety of packs. Based on three shifts, the Company's two hydrocarbon filling lines are capable of producing 27.3 million units annually.

         With respect to metered dose inhalers, the Company employs two filling lines. One metered dose inhaler manufacturing line produces CFC-based inhalers. The CFC manufacturing line has a capacity of 30.4 million units annually, based on three shifts. The second metered dose inhaler manufacturing line produces CFC-free or HFA inhalers. The HFA line is capable of manufacturing 9.1 million units annually, based on three shifts. Each such line consists of valve placements, filling, check-weighing and packing operations. These lines are also capable of bulk manufacture feeding and come with integrated downstream packaging.

         In producing dry powder inhalers such as respiratory products, the Company makes use of a semi-automatic process that includes bulk manufacture, device assembly and printing, filling and packaging. The annual output capacity for dry powder inhalers is currently 2.1 million units based on three shifts. The filling and blending equipment for the dry powder inhalers is owned by the innovator (a UK-based biotechnology company) of the dry powder inhaler device.

         With respect to pump spray production, the Company employs newly installed equipment capable of bulk manufacture, filling/crimping or filling/screw capping and final packaging. The Company is capable of producing these products in glass or plastic bottles. Current maximum capacity for the pump spray line is 12.1 million units annually based on three shifts.


         With respect to terminally sterilized saline aerosol manufacturing, the Company is capable of bulk manufacture sterile filling, valve placement, actuation/capping and packaging into final product shipper. Based on three shifts, the saline aerosol line is capable of producing 15.2 million units annually.

         Finally, with respect to secondary packaging, the Company utilizes two discrete areas capable of handling a wide range of products and packaging materials on an automatic, semi-automatic, and manual basis. The Metered Dose
Inhaler packaging lines are capable of packaging material via check-weighers, function testers, labeling, cartoning, shrink-wrapping, coding and palletizing equipment. Based on three shifts, these packaging lines are capable of producing
33.4 million units annually.

         Below is a capacity summary in connection with the Company's current manufacturing run rate.

--------------------------------------------------------------------------------

                                      INYX
                              Capacity Summary 2003
                              ---------------------

-------------------------------------------------------------------------------------
                                Annual          Annual
                               Capacity        Capacity                  Utilization
               Average Line   based on 3       based on        2003          Rate
                 Run Speed      shifts       current run     Forecast     Based on 2
 Production       (cpm)*        (units)    rate (2 shifts)    (units)       shifts
    Line                        (000s)      (units 000s)     (000s)          (%)
------------- -------------- ------------ ----------------- ---------- --------------
   Saline           50          15,187         10,125         1,500          14.8
------------- -------------- ------------ ----------------- ---------- --------------
 Pump Spray         40          12,150         8,100          2,600          32.1
------------- -------------- ------------ ----------------- ---------- --------------
     DPI             7           2,127         1,418           250           17.6
------------- -------------- ------------ ----------------- ---------- --------------
     HFA            30           9,112         6,075          1,275          21.0
------------- -------------- ------------ ----------------- ---------- --------------
     CFC            100         30,375         20,250          370           1.8
------------- -------------- ------------ ----------------- ---------- --------------
 MDI Packing        110         33,412         22,275         1,645          7.4
------------- -------------- ------------ ----------------- ---------- --------------
 Hydrocarbon        90          27,336         18,224         4,300          23.6
------------- -------------- ------------ ----------------- ---------- --------------
* cpm = containers per minute


Capital Improvements

         The Company intends to make capital improvements to its production facilities in order to improve operating efficiencies, increase automation, improve quality control, and keep pace with regulatory requirements. The total of these improvements over three years is expected to be approximately $5,000,000. The Company also plans to implement its own business computer hardware system in 2004 at an estimated additional cost of $1,000,000.

Suppliers

         The Company utilizes a variety of suppliers as indicated by customers' requirements. There are approximately five critical suppliers for certain products, and the loss of any of these could result in an adversity in which the Company would be forced to seek an alternative source. These suppliers are:

         1.       Cebal - which provides Inyx with cans
         2.       Perfect  Valois - which  provides  valves for the Metered Dose
                  Inhalers
         3.       Lablabo - which provides actuators for steroidal foam products
         4. Bespak - provides valves for Metered Dose Inhalers and the Dry Powder Clickhaler device
         5.       Pfifer - provides pump valves for nasal pump spray products

Inventories

         The Company maintains inventories of pharmaceuticals, materials and components to produce drug delivery devices in a warehouse at its production facility. Inventories are reconciled monthly and security measures are in place to avoid theft and unauthorized access.

Development

         The Company's development operation is comprised of a 15-person pharmaceutical research and development center, located at a leased 30,000 square foot laboratory and office complex in Manor Park, Cheshire, England. This development and testing center, which is a five minute drive from the Company's Astmoor manufacturing site, provides analytical and formulation development, stability testing scale-up and validation outsourcing services to its clients. As a contract manufacturer, the Company provides research and development services to its customer base on a fee for service basis. In addition to this service, the Company's research and development group is actively involved in continually seeking extensions for its own products, and to improve the quality and efficiency of manufacturing processes. The development scientists and associated laboratories have developed several pharmaceutical products, which are currently being supplied in a number of international markets. The Company is not currently developing any new products for which intellectual property rights will be claimed. However, where such products are being developed, such rights are typically obtained under license from academic or corporate sources which have the pre-clinical studies and clinical testing required for product registration and marketing approval. Where necessary, these late stage development activities are outsourced to independent clinical research organizations to reduce overhead costs and increase efficiency.

         The Company's development operation, comprised of five separate areas listed below, is vertically integrated into Inyx Pharma's manufacturing operation thereby allowing the Company to provide complementary scale-up and commercialization services for its manufacturing clients.

Formulation Development - The Company offers expertise in formulating a wide range of therapeutic dosage forms. The Company presently concentrates on those dosage forms which compliment its core manufacturing skills, such as orally inhaled products (metered dose and dry powder inhalers), nasal pump actuated formulations and topical and dermal pharmaceuticals. This allows the Company to assist its manufacturing customers with new products or product line extensions.

Analytical Development - The Company's development group works closely with existing and new customers to provide method development and validation services which support pre-formulation and stability testing. This group is equipped with state of the art analytical instrumentation including automated HPLC's, Gas Liquid Chromatography, Malvern Particle Sizer, and Anderson Cascade Impactors. Generated methods and reports are used to support customers' worldwide regulatory submissions.

Stability - The Company's development group also provides extensive time point testing expertise, enabling the group to guide customers to the appropriate stability protocol for their particular type of dosage form and targeted geographic markets. Large walk in stability chambers offer the flexible capacity to meet world wide market requirements, all operating within the ICH guidelines. The Company intends to expand its stability services as customer demand for this type of development service is growing.

Regulatory Support - This service is comprised of four functions, including: 1) technical guidance, which involves working with clients to ensure all agreed technical protocols will achieve license approval in the target geographic market, 2) license submission support, in which the Company generates a comprehensive Product Technical File which is then transferred to the client for inclusion in a regulatory file submission, 3) technical assistance, which involves assisting the client to respond promptly to queries and questions from the regulatory authorities, 4) license maintenance, which involves supporting renewal and license variations including manufacturing licenses.

Integrated Project Management - The Company's clients have the ability to contract a full turnkey operation that includes formulation and analytical development through production scale process validation and batch stability, to license submission support and production for market at the Company's Astmoor manufacturing site. Alternatively, customers can contract for any combination of the individual component services by the development group.

Seasonality

         A number of the Company's products are seasonal, especially the metered dose pump sprays such as Beclomethasone aqueous nasal products, which are supplied to the allergy market. They are predominantly produced early in the first quarter for sale in the Spring season and then again in the third quarter for sale in the late summer (harvest season) of each year. The Company also manufactures a hydrocarbon-based product that is used in the treatment of head lice, and this is produced to allow its sale to coincide with the beginning of the UK school terms.

Business Strategy

         The Company's competitive strengths lie in experienced management, its ability to offer specialized pharmaceutical development and manufacturing services, and its blue chip customer base. The Company seeks to employ the following key strategic initiatives in order to leverage these strengths.

Provide its clients comprehensive sterile fill manufacturing and developmental services in the aerosol and topical spray market sector.

         Outsourcing of finished dosage form drugs, a growing trend in the pharmaceutical industry, has resulted in increased demand for the Company's services. By capitalizing on its niche sterile-fill pharmaceutical aerosol manufacturing technologies, the Company is able to provide its clients commercial manufacturing capabilities that are largely unavailable to those clients' competitors. Additionally, through its integrated late stage drug development and manufacturing scale-up capabilities, the Company enhances its clients' competitive position by accelerating the time to market for their new and innovative pharmaceutical products. Due to the ensuing site-specific, regulatory authorizations for the manufacture of these products at its production facility, the Company can retain the subsequent commercial manufacturing opportunity.

Develop and invest in specialized sterile-fill manufacturing processes that have significant barriers to entry.

         The Company has outlined that it must continue to expand its customer base by developing and investing in specialized sterile-fill manufacturing processes that constitute significant barriers to entry. Inyx Pharma's management believes that most of its growth opportunities will come from pharmaceutical companies' requirements for highly specialized manufacturing technologies, for which they lack the required niche expertise or capacity, as well as from the increased presence of biopharmaceutical and virtual pharmaceutical companies in the healthcare market. These types of companies usually lack an in-house manufacturing infrastructure and therefore, will rely on the Company for their process development. As the Company further develops its specialized manufacturing capabilities, it can maintain greater pricing power and margin growth as a result of increased demand for limited capacity. Potential clients are unable to secure these specialized manufacturing capabilities elsewhere, while competitors are disinclined to invest in specialized non-core manufacturing competencies that take significant time and capital to develop.

Enhance clients' competitive position by accelerating time to market for new and innovative pharmaceutical products.

         One of the Company's strengths as a pharmaceutical contract manufacturing organization (CMO) is that the Company provides customers with a full spectrum of products and services in development, formulation, analytical testing and trial and large-scale production phases. By leveraging integrated scale-up and pilot facilities, the Company can assist its clients develop sterile-fill manufacturing processes to commercialize new or innovative products. As a result of limited financial resources, which are focused on clinical development and clinical testing, Inyx Pharma's biotechnology and small, specialized pharmaceutical clients will increasingly rely on the Company's integrated product development and manufacturing capabilities to rapidly bring their products to market.

Focus on quality, versatility, innovative solutions and outstanding customer service.

         The Company believes that its success is critically dependant upon achieving results for its clients by providing comprehensive and versatile development and manufacturing services in its targeted sector. The Company's development, scale-up and manufacturing operations are integrated in order to allow clients to efficiently introduce new products or product line extensions, and to minimize any future license variations. Regulatory agencies such as the United States Food and Drug Administration ("FDA") and the United Kingdom Medicines and Healthcare Products Regulatory Authority ("MHRA") are continuously enacting new policies requiring more robust quality control and quality assurance systems in the global pharmaceutical industry. As a result of these policies by the regulatory agencies, the Company must continually invest to maintain and upgrade its manufacturing and quality systems to meet evolving requirements of the regulatory agencies and its own customers. The Company must also continue to enhance its staff training systems in order to improve their performance in line with customers' expectations. Manufacturing flexibility, along with a well-trained staff and robust quality systems will allow the Company to provide good customer service thereby enhancing its competitive position and growth opportunities.

Improve the organic growth of the business by introducing volume products which complement the existing product portfolio, especially via the introduction of the Inyx Pharma licensed products.

         The Company possesses a blue-chip customer base that has multinational distribution channels. Many of its customers are lacking one or more key pharmaceutical aerosol products in their product portfolio or are looking for product line extensions in niche market areas. By developing and licensing these types of niche products to its customer base, the Company can significantly increase its manufacturing volume and enhance its commercial relationship with these customers. The Company can also take advantage of key strategic relationships with a number of its customers to exploit key and profitable niche market sectors in the pharmaceutical aerosol field. These customers would prefer to allocate capital and resources to sales and marketing functions while leaving the manufacturing to the Company. This becomes even more prevalent in the event that highly specialized development processes or equipment is required. The introduction of such products also allows the Company to focus on profitable operations while quickly disposing of lower profit product lines.

Where  feasible,   acquire   under-utilized   but  specialized  and  synergistic
pharmaceutical manufacturing businesses that have established client base.

         The Company's management team also views growth through strategic acquisition as being key to the Company's success. Key acquisition targets include high quality manufacturing operations, that offer complementary services to the Company's current sterile fill and drug delivery capabilities. Other essential assets include a strong customer base and excellent manufacturing and quality systems for rapid business ramp-up. By acquiring under-utilized but specialized and synergistic pharmaceutical manufacturing facilities with established client lists, the Company is able to effectively exploit niche pharmaceutical manufacturing capabilities for a wider customer base. Also, with a growing array of sophisticated development and manufacturing capabilities, the Company provides new customers the opportunity to bring additional products to production, thereby increasing productivity and improving price/cost performance for both parties. Customers also benefit from the Company's accretive "security of supply" fundamentals that include financial stability, robust and flexible quality systems, as well as global distribution channels that result from becoming a more efficient CMO.

Insurance Coverage and Risk Management

         The Company maintains extensive insurance coverage, including property, casualty and business interruption; directors and officers liability; foreign medical costs; freight; motor vehicles; title insurance on owned real properties; errors and omissions including product liability; and employee injury liability.

         The Company's products must meet with the strict requirements of pharmaceutical manufacturers including those required by the FDA and MHRA, and general cGMPs (current Good Manufacturing Practices). The Company has a Quality Assurance (QA) group to ensure that production quality and associated documentation meet the requirements of customers and regulatory authorities alike. A Quality Control (QC) group performs in-line testing during the manufacturing operations to ensure that the necessary standards are met. All filled and packaged product is placed in quarantine to verify and ensure sterility before it is shipped to the customers. Regulatory agencies, local environment, health and safety authorities and the customers themselves, inspect and audit the facilities and its operations on a regular basis.

Industry Overview and Markets

The Pharmaceutical Manufacturing Market

         According to two recent financial reports (National Bank Financial and CIBC World Markets) published in November, 2001, market spending for global pharmaceutical manufacturing has reached $53 billion, or just over 13 percent of a total global pharmaceutical market of $400 billion. The $53 billion global manufacturing market represents both in-house and outsourced pharmaceutical manufacturing and is divided between two market segments: primary manufacturing and secondary manufacturing. Primary manufacturing relates to the manufacture of active pharmaceutical ingredients ("API") in bulk. Spending in this segment has reached $19 billion. Secondary manufacturing refers to the processing of API's into finished dosage-form pharmaceutical products ("fill and finish"). Spending in this segment has reached $34 billion. The highlighted reports further outline that of the total $53 billion spent annually on the pharmaceutical manufacturing market, approximately $14.8 billion of those expenditures are in the manufacturing outsourcing sector and approximately $38.4 billion of those expenditures are in the in-house manufacturing sector.

Pharmaceutical Manufacturing Outsourcing Sector

         Increasingly, pharmaceutical companies are outsourcing their manufacturing and packaging requirements as this allows them to focus on core competencies such as the research and development of new drug products. The primary manufacturing outsourcing sector presently accounts for $9.7 billion of expenditures, and the secondary manufacturing outsourcing sector accounts for $5.1 billion of expenditures. Outsourcing in the primary manufacturing segment is well established, due to the availability of large-scale, low cost-base facilities. Given the maturity of this sector, outsourcing growth opportunities are relatively limited. In contrast, outsourcing of finished dosage-form drugs (secondary manufacturing outsourcing) is a relatively new trend in the pharmaceutical industry. Demand in the secondary manufacturing outsourcing sector emerged mainly from escalating drug research, development and regulatory costs, and the need to access manufacturing capacity. The Company is focused on sterile-fill manufacturing applications in the secondary finished dosage-form manufacturing segment. According to the Freedonia Group, an industry market research organization, sterile-fill applications now account for approximately $8.16 billion of the total $34 billion secondary manufacturing market segment.

The Company's Targeted Market Sectors

         Due to the added regulatory scrutiny and resulting high barriers to entry, the Company has focused its expertise on development-led contract manufacturing in the sterile aerosol pharmaceutical market sector. Aerosol pharmaceuticals are those drugs that are administered via varying spraying mechanisms through the use of propellants, forced air or mechanical pump actions. Propellants include CFC and HFA gases for use in respiratory aerosols, or hydrocarbon propellants which are used in dermatological aerosols as they create a foamed solution. The Company plans to target the following market sectors.

Respiratory Market

         The respiratory patient population is one of the fasted growing segments in the healthcare market. Asthma and chronic obstructive pulmonary diseases affect approximately 10% of the population in industrialized countries, with significant growth forecasted as a result of increasing incidents and awareness. This includes allergy, asthma, chronic obstructive pulmonary disease and cough and cold. According to a recent respiratory market report by the industry research group Datamonitor, the global asthma market alone is estimated to have reached $11.5 billion annually. The United States is the largest national market, accounting for approximately 35% of the global asthma market. The U.S. market is followed by the Japanese market, which accounts for approximately 13% of the asthma market. However, the United Kingdom has the largest market size per capita, due to the high diagnosis and treatment rates and higher product prices in that country. Given that many of the branded inhalant products are scheduled to come off patent within the next three years, market demand and the subsequent development and production of such drugs should increase significantly. Additionally, due to the Montreal Protocol regarding the ban on ozone-depleting CFC sprays, there are new regulations which required companies to phase out CFC-containing inhalers and replace them with CFC-free inhalers, propelled by substances such as HFA's. Many countries including the U.S. are still considering adopting these guidelines whereas the European Community is in the very late stages of totally phasing out the use of CFC propellants for medical products.

         The Company is one the few pharmaceutical companies in the world which has both CFC and HFA manufacturing capabilities. The company also has development capabilities to assist its clients' transition to HFA inhaler applications.

The Systemic Drug Delivery Market

         Traditionally, the vast majority of medicines have been administered orally, either in solid/tablet or liquid form. Not all drugs can be taken effectively through the digestive tract and therefore must be administered parenterally, usually by injection. The inherent draw back to injections is in patient compliance and risk of infection when utilizing such drug delivery devices. Drugs administered through the lungs, however, can also reach the circulatory system very quickly, bypassing the digestive track the same way as an injection. As there is no pain or reluctance associated with needle use, patient compliance is much higher. As a result, respiratory aerosols are an excellent alternative to injections.

         With the recent mapping of the human genome, there has been an explosion in new drug discovery, targeted for specific disease states. These new drugs tend to be large peptides and proteins. Were these types of complex molecules to be taken orally, the environment encountered in the human digestive tract would degrade them and render them ineffectual. As such these new drugs are excellent candidates for delivery through the lungs. In addition, some of these large molecule drugs are also candidates to be administered nasally. The Company, with its long experience in pulmonary and nasal drug delivery systems, coupled with its development capabilities, is in an excellent position to capitalize on working with customers who have new molecules that lend themselves to these types of drug delivery systems.

The Dermatological Market

         In 2001, the worldwide retail prescription market for dermatological pharmaceuticals was estimated by IMS Health to be $9 billion and growing at 5% per year. In the same year, the U.S. retail prescription market for dermatological pharmaceuticals was valued at $4 billion. The market is normally subdivided into five categories: retinoids (any of various synthetic or naturally occurring analogues of vitamin A), steroids, antifungals, antibiotics and other products. Such products are widely used to treat skin conditions, including acne and atopic dermatitis, fungal infections, inflammation and psoriasis, baldness and for hair removal. In addition, such drugs are used for diagnostic procedures and to treat symptoms of aging, photo-damage and photosensitivity.

         Skin conditions requiring the use of medications often tend to be of a chronic nature with causes unknown. The drugs are often used in order to relieve symptoms rather than as a permanent cure. The result is a constant demand for continuing drug therapy from the patient base. Until recently this market has lacked innovation in its drug delivery sector. Drugs were normally administered only in creams and ointments. Some patients are reluctant to use treatments that leave visible sticky or greasy spots on themselves or their clothing. With the advent of hydrocarbon aerosol technology, drugs can be delivered in a manner which allows the active ingredient to be quickly absorbed into the skin leaving no residues. This results in better patient compliance and hence a bigger usage and demand for the drugs administered in this fashion. The Company, with its hydrocarbon aerosol manufacturing capabilities, is well poised to take advantage of this trend in the dermatology marketplace. In addition, the Company has the development capabilities to assist new potential clients to transition their drugs into this new delivery system.

Trademarks and Patents

         When Inyx purchased the Runcorn assets of Miza UK, it acquired a number of licences and other forms of intellectual property which are listed below.

Pharmaceutical Manufacturing Licenses

         The Company possesses a Manufacturer's License, ML20165/1, granted by the United Kingdom's MHRA and also possesses all the necessary authorities, approvals and certifications to conduct normal business activities within the United Kingdom.

Product Licenses

         Inyx  Pharma  owns  Product  Licences  granted  by the  UK's  MHRA  for
Oxymetazoline decongestant nasal spray for the UK market and Chlorhexidine Gluconate mouth spray for the UK market. Every license in the United Kingdom is granted for a period of five years. At that time the product license is subject to a review by the MHRA. The MHRA reviews product stability, adverse event reports and any legislative changes that may have taken place within that five-year period that may have affected the licensing requirements for that product. During the review process, the subject company may continue to market the licensed product. Once the MHRA completes its review, it extends the expiration date on the license for another five years until the licensing review cycle is repeated again.

Medical Devices

         Inyx Pharma is also an ISO9001/EN 46001 registered company and as such is approved for the design, manufacture and inspection of pharmaceutical medical devices. Such medical devices include sterile saline for wound irrigation, ringers irrigation solution, sterile saline in a PET bottle, sterile buffered saline for contact lens use, sterile saline aerosol for contact lens use, two step lens care system stage one-disinfecting solution and two step lens care system stage two-rinsing and neutralizing solution.

Unregistered Marks or Logos

         The Company is presently using and is in the process of filing trademarks on Inyx, Inyx Pharma and the associated logo (i.e., 6 square orange and grey boxes).

Patents and Registered Design Rights

         The Company's customers' patents and product licenses are owned by the respective client. As a contract manufacturer, the Company manufactures products according to its customers' specifications. Consequently, the Company does not have any design rights which are registered to its own brand items. The Company will seek trademark protection for the Inyx mark and its presentations.

Confidential Information, Industrial Secrets, Trade Secrets and Know-how

         Confidential information such as business proposals and/or plans, customer lists, profit projections, budgets, economic or market information and specific manufacturing methods is limited to staff and customers on a "need to know" basis. Data such as manufacturing formulas and methods, forecasts etc. are held within databases under individual password control. Any hard copy documentation is controlled and retained by the Company.

         The Company has entered into a number of confidential agreements with third parties including customers, suppliers and contractors. As part of its purchase of the business assets of Miza UK, assignment letters were provided separately to interested parties as part of the Sale and Purchase Agreement between Inyx Pharma and Miza UK. To the Company's best knowledge, no third party has challenged the Company's right to possess or use any of its confidential information.

Databases and Software Protection

         The Company currently operates a GEAC system 21 MRP2 system to operate its business operations. This consists of an IBM AS400 hardware platform which operates using GEAC system 21 software. The hardware, including "dumb" terminals, is currently owned by CCL Industries UK Ltd and the Company has a twelve month agreement to use the system for its operations. The Company plans to implement its own business computer hardware system in 2004 at an estimated cost of $1,000,000. Other databases including PEMAC (Planned Maintenance program), Prolog 4 (Payroll system), Maximizer (Customer Relationship Management system) and other Microsoft based systems are all individually licensed, and controlled and supported by the Company's IT Group.

Software

         No computer software is owned by the Company. However, the proprietary licence for "off the shelf" software, including the GEAC licence for the AS400 system and Microsoft business operating systems are held by the providers.

Domain Names

         Inyx has several registered domain names, including "inyxinc.com", "inyxcorp.com", "inyxpharm.com", "inyx-pharma.co.uk" and "inyx-pharma.com". The Company is also presently in the process of generating a website at www.inyxinc.com.

Relationships with Employees

         The employment contracts transferred to Inyx when it purchased the assets of Miza UK did not include any provisions for ownership of IP rights, confidential information and `know-how'. These agreements also did not have any post termination restrictions about what an employee does or whom he/she works for after he/she left the company (restrictive covenants). However, employment contracts with Inyx do include protection for the Company with regards to its intellectual property and `know-how'.

         Inyx had also entered into a number of consultant agreements with individuals who helped with the negotiations of the Sale and Purchase Agreement with the Administrators of Miza UK.

Competition

         According to a number of recent reports on the contract manufacturing industry the global contract service industry was comprised of more than 1,000 contract manufacturing (CMO's) and contract research organizations (CRO's) combined. Reports further indicate that only 10-20 of these CMO's and CRO's are major players in the pharmaceutical outsourcing industry. Competition also comes from the in-house producer. The majority of such competitors only provide contract manufacturing services to third parties only if manufacturing capacity is available. In some cases, these competitors may also present acquisition opportunities for the Company as consolidation in the pharmaceutical industry continues.

         The Company believes it is able to compete effectively as a pharmaceutical CMO because the Company provides customers with a spectrum of products and services in specialized niche areas but on a broad scale. The Company is a leader in the development, commercialization and production of respiratory, dermatological and topical aerosols. Additionally, by leveraging integrated scale-up and pilot facilities, the Company can assist its clients in developing sterile-fill manufacturing processes to commercialize new or innovative products in the aerosol drug delivery market.

Government Regulation

         The Company's business is regulated by governmental authorities in both the United States, and in Europe, where the UK's Medicines and Healthcare products Regulatory Authority is the principal body that regulates our products and manufacturing capabilities.

         All of the pharmaceutical products supplied to the United States market are approved and regulated by the U.S. Food and Drug Administration (FDA) and are approved under, and subject to, the Federal Food, Drug and Cosmetic Act, known as the "FDC Act". In the USA the FDA requires extensive testing of new and existing pharmaceutical products to demonstrate safety, efficacy and purity, ensuring that the products are effective in treating the indications for which approval is granted. Where products are under development, testing in humans may not commence until either an Investigational New Drug (IND) application has been approved or an exemption given by the FDA.

         Where a drug is acquired that has been previously approved by the FDA, both the Company and the former application holder are required to submit certain information to the FDA. This information, provided it is adequate, enables the transfer of manufacturing and/or marketing rights to take place. We are also required to advise the FDA about any changes that may affect the approved application as set forth in FDA's regulations. Our strategy focuses on acquiring existing approved products or those in late stage development, transferring manufacture to our own facilities to leverage our existing expertise and know-how where this is considered both economic and advantageous. In order to perform such transfers we must demonstrate by filing information with the FDA, that we are able to manufacture the product in accordance with current Good Manufacturing Practices (cGMPs) and the specifications and conditions of the approved marketing application. For changes where prior approval is required under FDA regulations, there is no assurance that such approval will be granted by FDA.

         The FDA also mandates that drugs be manufactured, assembled and labeled in conformity with such cGMPs. In complying with cGMP regulations, we are required to continue to expend time, money and effort in production, record keeping, and quality control to ensure than the products meet the necessary and applicable specifications. The FDA periodically inspects manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to regulatory or, in some extreme instances, to possible legal action, such as suspension of manufacturing, seizure of product, or voluntary recall. Where FDA inspections result in cGMP non-compliances being observed a written report (known as a FDA Form 483) is provided to us. These observations are reported to the manufacturer to assist in complying with the FDC Act and the regulations enforced by FDA. The last FDA inspection of the Inyx facility resulted in the issuance of a FD Form 483 that required the facility to resolve a number of observations, but did not require us to delay or discontinue the production of any products made at the facility. Adverse experiences with products in the market must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety, or efficacy of the product occurs after approval.

         The U.S. government has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the authority to withdraw approvals, prohibition of sales of unapproved or non-conforming products, product seizures and to halt manufacturing operations that are not compliant with cGMPs in addition to monetary penalties, both civil and criminal. Such restrictions may materially adversely affect our business, financial performance and results of operations.

         In addition, modifications to or enhancements of manufacturing facilities may be subject to further additional approval by the FDA that may require a lengthy approval process. Inyx Pharma's manufacturing facility is subject to continual inspection from regulatory bodies and other government agencies such as FDA, and manufacturing operations can be interrupted or halted if such inspection prove unsatisfactory.

         Inyx Pharma's manufacturing facility holds a Manufacturer's License granted by the UK's Medicines Control Agency, which on April 1, 2003, merged with the UK's Medical Device Agency to from the Medicines and Healthcare products Regulatory Authority (MHRA). This license permits Inyx Pharma to manufacture, control and supply pharmaceutical products to all markets provided that individual products meet with the specification in force within the particular territory that the product is marketed within. The MHRA is very similar to the FDA in that it operates under formal legislation (in the UK known as The Medicines Act) that controls the approval of all medicinal products used within the UK. As a member of the European Union, the MHRA also regulates products manufactured for sale both within the UK and the EU. The MHRA is responsible for the review and approval of all license applications and, via its inspection and enforcement division, the inspection and control of manufacturing, assembly and labeling requirements for all medicinal products. As with the FDA, the MHRA has a legal jurisdiction whereby companies who are not compliant with license particulars (known as marketing authorizations within the
EU) or cGMP can be heavily penalized, including seizure, cessation of manufacture, product recall or in extreme cases the cancellation of the manufacturer's license. In this latter case the manufacturing facility is unable to manufacture for any market. Monetary penalties can also be enforced subject to the judicial system approval within the UK.

         Following an inspection the MHRA issues a report (called a Post Inspection Letter) that highlights any observation or deficiencies noted at the facility, to aid the manufacturer to resolve any non-compliances noted during the inspection. At the last inspection in October 2001, a Post Inspection Letter was issued that highlighted a number of non-compliances to be addressed by the company. This did not require the interruption of manufacturing activities nor require any impact upon products supplied from the facility.

         The Company's operations are subject to numerous and increasingly stringent regulations, whether scientific, environmental or labor related, and can be applied via central government or at state or local level. The standards required by regulatory authorities as a result of changes in statutes, regulations or legal interpretations cannot be determined in advance by us. Such future changes could have a material effect upon our business in the future. Changes may, among other aspects, require modification to manufacturing facilities or processes, amend labeling, result in product recall, replacement or discontinuation of products, increase the requirements for control and record keeping or require additional scientific substantiation. Such changes may affect our business, financial condition and results of operations.

         In addition to regulations that govern the manufacture and supply of pharmaceutical products, our facility is also subject to regulation by other agencies such as the UK's Health and Safety Executive, Environmental Agency and other legislation within the UK (e.g., Labor Relations Act, etc.) that are applicable under the laws of the United Kingdom. Periodic inspection by the appropriate agencies occurs to ensure that we are in compliance with the requirements within the appropriate regulations whether these are local, state or national.

Employees

         The Company employs approximately 135 personnel, consisting of 4 executive, 19 managerial, 28 clerical, 24 technical (including 15 scientific research and development personnel), and 60 production and maintenance staff. None of these employees is a member of any union. The Company's Inyx Pharma operation consults with its employees via a Joint Consultation Committee comprised of representatives across all levels of the business and chaired by a senior manager. The purpose of said committee is consultative only. The Company believes it enjoys favorable relations with its employees. The Company makes available employee benefits consisting of a contributing and matching pension plan available after one year of service, life insurance benefits, and stock options based upon the Company's value.

Environmental Impact

         The Company does not utilize hazardous materials or contribute to any material risk of environmental damage. Wastes from the Company's manufacturing and testing processes are either collected in drums and removed by a waste contractor or discharged into public sewers pursuant to a Trade Effluent Discharge Consent.

Cautionary Statement Regarding Forward-Looking Statements

         Certain statements contained in this Form 8-K or in documents incorporated herein by reference, including without limitation, statements including the word "believes," "anticipates," "intends," "expects, " or words of similar import, constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following summary of business risks describes forward-looking information. The business risks that are described are not all inclusive, particularly with respect to possible future events. Other parts of this Form 8-K may also describe forward-looking information. There maybe events over which the Company has no control that may cause actual results to be very different from what the Company expects. The Company also makes no promise to update any of its forward-looking statements, or to publicly release the results if the Company revises any of them. Factors which may cause actual results of operations in future periods to differ materially from intended or expected results include, but are not limited to:

Because the Company currently operates under short-term agreements, the Company needs to maintain or increase the numbers of agreements the Company has to grow its business.

         The Company receives most of its business under individual purchase orders and short-term agreements with its customers. Therefore, the Company has no guaranteed or long-term revenues. The Company needs to continue to successfully negotiate an increased number of purchase orders and contracts with a larger number of clients to increase its revenues. If the Company fails to maintain its current rate of incoming orders, its revenues and profits will decline. If the Company fails to obtain more purchase orders or contracts, the Company cannot grow its business.

The Company faces significant competition from pharmaceutical companies and others, which may cause it to lower prices or lose business.

         The Company competes directly with several pharmaceutical product development organizations, contract manufacturers of pharmaceutical products and university research laboratories. Most companies who produce pharmaceutical products do not engage in product development. Most companies who provide product development services do not have the equipment or expertise to manufacture products. However, many of the Company's competitors, particularly large established pharmaceutical and biotechnology companies, have many more resources than the Company does. If any of these competitors, or new ones, decide to provide the same services that the Company provides at lower prices, the Company may be forced to lower its prices or lose business. If this happens, the Company's revenues and profitability will decrease. Because many of the Company's competitors have greater financial resources, they would be able to sustain these pricing pressures better than the Company could. the Company is a small company with limited financial resources. Therefore, the Company might be forced to go out of business if the Company faces prolonged price competition.

If the Company fails to meet governmental regulations, the Company may not be able to sell its services.

         The Company must ensure that its products and services continuously comply with strict requirements designed to ensure the quality and integrity of pharmaceutical products. These requirements include the U.S. Federal Food, Drug and Cosmetic Act and FDA-administered cGMP regulations. These regulations apply to all phases the Company's business, including the following: drug testing and manufacturing; record keeping; personnel management; management and operations of facilities and equipment; control of materials, processes and laboratories; and packaging, labeling and distribution.

         To date, the Company has been able to comply with these governmental regulations. However, Congress or the FDA could impose stricter regulations in the future. the Company has a small staff of persons with FDA expertise. Therefore, the Company could have difficulty in quickly changing its methods to comply with stricter regulations. If the Company fails to comply with the FDA's regulations, the FDA can disqualify any data the Company collects in its product development process and terminate its ongoing research. If the Company violates the FDA's regulations, the Company could face additional regulatory sanctions. In severe cases, the FDA could close the Company's facilities. If the FDA disqualified the Company's data or closed its facilities, even for a short period of time, the Company's reputation could be severely damaged. This would probably make it difficult for the Company to obtain new purchase orders and contracts. If the Company could not obtain new purchase orders and contracts, the Company could go out of business.

         The public uses some of the products the Company produces even though the Company does not market or sell products directly to the public. Therefore, the Company faces liability for personal injury or death to people who use these products. The Company may have to pay substantial damages or incur substantial defense costs in connection with a claim of personal injury or death. The Company believes it has adequate insurance coverage to cover potential risk.

The Company depends on certain customers for most of its sales.

         The Company's largest customers account for a significant percentage of its revenue. During the fiscal year ended December 31, 2002, revenues from the Company's largest customer accounted for approximately 43%. During such fiscal year, the largest customer was the Merck Group of Companies. There can be no assurance that the Company's business will not continue to be dependent on certain customers or that annual results will not be dependent upon the performance of a few large projects for specific customers.

         Due to the nature of the drug development process, significant customers in any one period may not continue to be significant customers in subsequent periods. Some customers may not seek the services of the Company for periods of a year or more during which they concentrate on testing and clinical trials related to the product produced by the Company. The Company continually seeks to increase its customer base and obtain new business from existing customers, whether or not significant contracts have expired or are expected to expire in the near future. The loss of business from a significant customer or the failure on the part of the Company to replace customers whose projects have been completed (either with new projects for such customers or new customers) could have a material adverse affect on the Company.

The Company depends on its customers to continue outsourcing development and manufacturing.

         The Company's revenues are highly dependent on research and development expenditures, production-related compliance testing expenditures and contract manufacturing expenditures by the pharmaceutical, biotechnology and medical device industries. The Company has benefited from the growing tendency of pharmaceutical and biotechnology companies to engage independent organizations to conduct development and testing projects and to produce the pharmaceuticals necessary for such projects and for commercial sale. The Company's business could be materially and adversely affected by a general economic decline in these industries or by a reduction in the outsourcing of research, development, testing and manufacturing or production activities.

The Company works with materials that are flammable and potentially explosive if not handled correctly.

         The manufacturing facilities utilize gases that are considered to be explosive, therefore exposed flames and other sources of ignition represent a significant safety risk. The Company ensures that the necessary preventative measures are enforced and followed so as to mitigate such risk. All electrical circuits are flame-proofed, and any sources of ignition are strictly precluded from the facility.

There is potential volatility in the price of our stock.

         The market price of the shares of common stock, like that of the common stock of many other similarly situated companies, may be highly volatile. Factors such as developments in the Company's relationships with its customers, changes in FDA and other governmental regulations, sales of large numbers of shares of Common Stock by existing Company stockholders and general market conditions may have a significant effect on the market price of the Common Stock. In addition, U.S. stock markets have experienced extreme price and volume fluctuations in the past. This volatility has significantly affected the market prices of securities of many pharmaceutical and biotechnology companies, and companies such as the Company in related industries, for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

We depend on key personnel.

         The Company's success is heavily dependent on the performance of its executive officers and managers. In addition, the Company's proposed plan of development will require an increase in scientific, management and marketing personnel and the development of additional expertise by existing employees and management. Although the Company has been able to hire and retain qualified personnel, there can be no assurance that it will be successful in obtaining or recruiting such personnel in sufficient numbers to successfully implement its growth strategy.

We face potential liability from operations.

         The Company develops, formulates, tests and produces pharmaceutical products for others intended for use by the public. Such activities could expose the Company to risk of liability for personal injury or death to persons using such products, notwithstanding that the Company does not commercially market or sell products of its own directly to the public. In contracts for the production of FDA approved products for commercial sale, the Company seeks to reduce its potential liability through measures such as contractual indemnification provisions with customers (the scope of which may vary from customer to customer and the performance of which are not assured) and by the insurance maintained by the Company and its customers. Development services are typically undertaken pursuant to purchase orders which do not include specific indemnification or insurance provisions. Although the Company believes that this practice is typical in the industry, the Company could be materially adversely affected if it were required to pay damages or incur defense costs in connection with a claim for which no indemnity agreement is applicable; that is outside the scope of any applicable indemnity agreement; if the indemnity, although applicable, is not performed in accordance with its terms; or if the Company's liability exceeds the amount of applicable insurance or indemnity. The Company currently maintains product liability insurance limited to (pound) 5million with respect to these risks.

We require additional capital.

         In the coming months, the Company will require significant additional capital in order to provide for working capital, capital improvements, regulatory compliance and IT infrastructure. Such fund raising could result in additional indebtedness and the issuance of equity securities further diluting the interests of current shareholders. Future success and growth will depend significantly upon the ability to locate financing sources and obtain such capital at affordable rates.

We face risks in making and integrating acquisitions.

         A material element of the Company's growth strategy is to expand its existing business through strategic acquisitions. The Company continuously evaluates opportunities to make strategic acquisitions. There can be no assurance that the Company will be able to close such acquisitions or successfully integrate the operations of any company that it acquires. Further, any acquisition may initially have an adverse effect upon the Company's results while the acquired business is adapting to the Company's results while the acquired business is adapting to the Company's management and operating practices. There can be no assurance that the Company's personnel, systems, procedures, and controls will be adequate to support the Company's growth. In addition, there can be no assurance that the Company will be able to obtain adequate financing for any acquisition, or that, if available, such financing will be on terms acceptable to the Company.

We do not expect to pay dividends.

         The Company does not anticipate paying any cash dividends on its common stock in the foreseeable future. The Company intends to retain profits, if any, to fund growth and expansion.

Anti-takeover provisions may limit shareholders' rights.

         The Company's Articles of Incorporation and Bylaws make it difficult to effect a change in control of the Company and replace incumbent management. The Articles of Incorporation authorize the Board of Directors to issue preferred stock in classes or series, and to determine voting, redemption and conversion rights and other rights related to such class or series of preferred stock that, in some circumstances, could have the effect of preventing a merger, tender offer or other takeover attempt, which the Company's Board of Directors opposes. Such provisions could also exert a negative influence on the value of the common stock and of a shareholder's ability to receive the highest value for the common stock in a transaction that may be hindered by the operation of these provisions. The Company's directors may be elected for three-year terms, with approximately one-third of the Board of Directors standing for election each year, which may make it difficult to effect a change of incumbent management and control. In additions, directors may be removed only for a "good cause" as defined in the Company's bylaws, and such bylaws require an action by more than two-thirds of shares outstanding to call a special meting of shareholders.

Item 2.  Management's Discussion and Analysis or Plan of Operation

         To be filed by amendment at the time the Inyx Pharma financial statements are provided.

Item 3.  Description of Properties

         The principal executive offices of the Company are in temporary facilities at 801 Brickell, 9th Floor, Miami, Florida 33131, consisting of 650 square feet of leased space at an annual cost of $65,000.

         The manufacturing facilities of Inyx Pharma are situated in seven locations in Runcorn, Cheshire, England. These sites are combined into the 60,000 square feet manufacturing facility in the Astmoor Industrial Estate. Of these, five are owned by Inyx Pharma and two are leased from the Warrington and Runcorn Development Corp. for annual rents of (pound)24,750 and (pound)89,000 respectively.

         The development facility occupies a 30,000 square feet facility nearby the manufacturing site, in the Seymour Court Manor Park area owned by the Borough council. Annual rental is (pound)69,250.

         Except for permanent executive offices under development, all such facilities are deemed to be adequate for the Company's present needs.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

         There are 150,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock authorized by the Company. Of this amount, 24,950,000 shares of Common Stock have been issued and are outstanding, and the following is a list of all executive officers, directors and persons known to beneficially own at least 5% of outstanding shares:

           Name and Address                 Number of Shares          Percentage
           ----------------                 ----------------          ----------

   Jordan Slatt                               2,200,000 (1)              8.8%
   124 Sandringham Drive
   North York, Ontario Canada M3H 1E3

   Viktoria Benkovitch                        2,250,000 (2)              9.0%
   Unit #1210, 445 Grand Bay Drive
   Key Biscayne, Florida 33149

   Jack Kachkar                                 750,000 (3)              2.9%
   Unit #1210, 445 Grand Bay Drive
   Key Biscayne, Florida 33149

   Steven Handley                             2,750,000 (4)             10.7%
   37 Parkland Drive
   Elton, Chester
   Cheshire, England CH2 4PG

   Rima Goldshmidt                              100,000 (5)              0.4%
   103 Overbrook Place
   Toronto, Ontario, Canada M3H 4P5

   Colin Hunter                                 700,000                  2.8%
   11 Humberclose
   Widnes, Cheshire, England

   Larry Stockhamer, Trustee                  7,600,000 (6)             30.5%
   76 Sanibel Crescent
   Thornhill, Ontario, Canada L4J 8K7

   Stiefel Laboratories, Inc.                 4,000,000 (7)             13.4%
   255 Alhambra Circle
   Coral Gables, FL  33134

           Name and Address                 Number of Shares          Percentage
           ----------------                 ----------------          ----------

   Coralbeach Ventures, Inc.                  1,600,000                  6.4%
   Meierhofstrasse 2
   Vaduz, Liechtenstein
   FL - 9490

   Ron Hodgson                                1,100,000                  4.4%
   5 Galarneau Place
   St. Albert, Alberta, Canada T8N 2Y3

   Seward Trade Ltd.                          2,300,000                  9.2%
   Des Bergues 11, CP, Geneva 11
   Switzerland, CH-1211

   All officers and directors as a group (8)  5,400,000                 20.3%
      (5 persons)

-----------
(1) Consists of 1,500,000 shares owned of record and beneficially and 700,000 owned in his capacity as trustee of 715821 Ontario Limited.
(2) Shares owned of record and beneficially. Mrs. Benkovitch is the spouse of Jack Kachkar, who disclaims any beneficial ownership of her shares.
(3) Consists of options to acquire such shares. Dr. Kachkar disclaims any beneficial ownership of shares owned by Ms. Benkovitch or Larry Stockhamer as trustee of the JEM Family Trust.
(4)      Consists of 2,000,000 shares and options to purchase 750,000 shares.
(5)      Consists of options.
(6)      Owned of record and beneficially as Trustee of the JEM Family Trust.
(7) Represents shares issuable upon conversion of a (pound)2.5 million Convertible Debenture.
(8)      Includes options to purchase 1,700,000 shares.
Item 5.  Directors, Executive Officers, Promoters and Control Persons

         The following table contains information concerning The Company's executive officers and directors.

       Name             Age        Position with Company           Start Date with Company
       ----             ---        ---------------------           -----------------------

   Jack Kachkar         40      Chairman, Secretary and Director        April 1, 2003
   Steve Handley        39      President and Director                  May 1, 2003
   Ron Hodgson          56      Director and Audit Committee            May 1, 2003                                     Chair
   Rima Goldshmidt      40      Vice President-Finance and              April 1, 2003
                                Treasurer
   Colin Hunter         46      Executive Vice President, Chief         May 1, 2003
                                Scientific Officer

         The Company intends to add another two non-management directors who will be asked to serve on Compensation, Nominating and Audit Committees.

Jack Kachkar - Chairman, Secretary and Director

         Dr. Kachkar is a medical doctor with significant experience as an executive within the pharmaceutical industry. For the past five years he has been President and CEO of Miza Pharmaceuticals, Inc., a Canadian corporation in Toronto, Ontario. Dr. Kachkar has founded and grown a number of pharmaceutical companies focused on niche product development and manufacturing capabilities. He has also provided consulting and advisory services within the industry. Dr. Kachkar earned his medical degree from the English Language Medical Program at Semmelweis Medical University in Budapest, Hungary. In 2001, Miza
Pharmaceuticals, Inc.'s English subsidiary, Miza UK, Ltd. was put into administration in order to restructure and obtain a buyer for its assets. Such administration was terminated in 2003 when the Miza UK assets were sold to Inyx Pharma.

Steven Handley - President and Director

         Mr. Handley has over 20 years experience within the pharmaceutical industry. Over this period, Mr. Handley has had held several senior management positions in manufacturing and technical operations. He has extensive experience in the development and manufacture of sterile pharmaceuticals and aerosols technology. Mr. Handley has worked for Evans Medical, Medeva PLC, and, during the past five years for CCL Pharmaceuticals and its successor Miza UK where he was responsible for all manufacturing and technical operations as Senior Vice President. Mr. Handley holds a qualified pharmaceutical technician degree and is a member of several professional bodies.

Ron Hodgson - Director

         Mr. Hodgson has over 25 years experience as a businessman and entrepreneur. Over this period he has held several ownership, executive and directorship positions, including President of Pacemaker Holdings, Ltd. and a partner in Milron Metal Fabricators. He has also served as a Director of Potters Distilleries, a publicly traded company on the Toronto Stock Exchange. Mr. Hodgson now owns and operates two General Motors auto dealerships in the City of Edmonton, Canada. For the past twenty-five years, he has been the President of Ron Hodgson Pontiac Buick. Since 1998, he has also served as a Partner and Director of the Edmonton Oilers hockey franchise of the National Hockey League. Mr. Hodgson is actively involved in his community. He is the founding chairman of the Northern Alberta Institute of Technology Foundation and the founding chairman of Stars North Shock Trauma Society.

Colin Hunter - Executive Vice President, Chief Scientific Officer

         Mr. Hunter has over 25 years experience within the pharmaceutical industry where he has held senior positions within Quality and Manufacturing operation, gaining extensive experience of regulatory authorities' requirements for pharmaceutical products including both FDA and EU regulatory agencies. During his career he has worked for Glaxo Pharmaceuticals and Evans Medical,. During the past five years, Mr. Hunter has worked at Celltech/Medeva Group PLC, CCL Pharmaceuticals and Miza UK, where he was Senior Vice President, responsible for all regulatory and quality affairs of the organization. Mr. Hunter holds a Bachelor of Science Degree with Honors in Bacteriology and Virology. He is a Chartered Biologist, Member of the Institute of Biology, and a Fellow of The Institute of Quality Assurance and is a member of other professional societies.

Rima Goldshmidt - Vice President-Finance and Treasurer

         Ms. Goldshmidt is responsible for financial reporting and fiscal management. Ms. Goldshmidt worked in the pharmaceutical industry for Miza Pharmaceuticals, Inc. between November, 2001 and September 22, 2002 as a Director of Finance. Since that time she has been providing financial consulting services within the industry. Prior to November, 2001 Ms. Goldshmidt served as an audit manager at KPMG where she focused on serving clients in the life sciences industry. Mrs. Goldshmidt is a Chartered Accountant with a degree in Microbiology and Biochemistry from the University of Toronto.

Other Key Employees

         Name                                   Position with Company
         ----                                   ---------------------

         Andy Millican                          Head of Production/Manufacturing
         Karen MacGregor                        Head of Development
         David Bytheway                         Head of Commercial
         Joseph Rose                            Finance
         Bill Jackson                           Accounting
         Mike White                             Head of Quality & Regulatory
         Steve Probert                          Process Development Manager

Item 6.  Executive Compensation

         Summary Compensation Table. The following table sets forth the compensation earned by the Company's Chief Executive Officer for the year ended December 31, 2002 in salary and bonus for services rendered in all capacities to the Company for the fiscal years ended December 31, 2002, 2001 and 2000:

                                                    Annual Compensation        Long-Term Compensation
                                                    -------------------        ----------------------
                                                                              Securities
                                                                              Underlying
                                                              Other Annual    Options or     All Other
Name/Principal Position       Year      Salary      Bonus     Compensation     Warrants     Compensation
-----------------------       ----      ------      -----     ------------     --------     ------------
Pam Halter (1)                2002      $ -         $ -       $ -                 -              -
                              2001      $ -         $ -       $ -                 -              -
                              2000      $ -         $ -       $ -                 -              -

(1) Through the end of 2002, the Company paid no compensation to any officer. Ms. Halter resigned as CEO on March 24, 2003.



                                                                                   Value of Unexercised
                                               Number of Securities Underlying    In-the-Money Options at
                                                Unexercised Options at Fiscal             Fiscal
                                                           Year End                      Year End
                                                           --------                      --------
                    Number of
                     Shares
                   Acquired or     Realized
       Name         Exercised        Value    Exercisable   Unexercisable   Exercisable    Unexercisable
       ----         ---------        -----    -----------   -------------   -----------    -------------

None



                                                            Estimated Future Payments under
                                        Performance or         Non-Stock Price-Based Plans
                      Number of       Other Period Until
                  Shares, Under or      Maturation or      Threshold     Target      Maximum
        Name       Other Rights #          Payout          ($ or #)     ($ or #)     ($ or #)
        ----       --------------          ------          --------     --------     --------

None


Employment Agreements

         The Company has signed Employment Agreements with its four executive officers. Such agreements have the following principal terms:

Feature                    Jack Kachkar    Steven Handley    Colin Hunter    Rima Goldshmidt
-------                    ------------    --------------    ------------    ---------------
Start Date                April 1, 2003     May 1, 2003      May 1, 2003      April 1, 2003

Term of years                   5                5                5                 4

Base salary                  $245,000     (pound)100,000    (pound)95,000        $72,750

Discretionary Expense        $100,000      (pound)50,000    (pound)25,000           --
Accounts
Stock options                750,000          750,000          100,000           100,000

Vacation weeks                  4                5                5                 4

Severance amount          24 months base   12 months base    12 months base    6 months base


         All agreements contain the following provisions: Bonus payments will be made as a percentage of base salary increasing with performance measured by EBITDA, with a guaranteed bonus of ten percent of annual base salary. Each executive may receive additional option grants upon award of the Compensation Committee. Base salary will increase by 5% during each year of the term. The term automatically renews for successive one-year periods after expiration of the primary employment term. Each agreement may be terminated early for good cause or by the executive's resignation. Termination for other reason triggers payment of the severance amount, offset by any termination event that is insured. Severance amounts for key senior executives increase from one-year base salary to two times salary in case of termination due to a change of control of the Company. Each executive is subject to customary confidentiality obligations and an agreement not to compete with the Company for three years following termination. Key executives are covered by a life insurance policy through the Company benefit plan. The policy coverage starts at two times base salary.

Stock Option Plan

         The Company's Stock Option Plan (the "2003 Option Plan") provides for the grant to eligible employees and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 5,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

         The Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

         Options were issued on May 1, 2003 for 2,005,000 shares at an exercise price of $1.10 per share, including the following options to executive officers:

                Dr. Jack Kachkar                            750,000 shares
                Steven Handley                              750,000 shares
                Rima Goldshmidt                             100,000 shares
                Colin Hunter                                100,000 shares

Item 7.  Certain Relationships and Related Transactions

Inyx Pharma Acquisition

         On May 1, 2001, Miza UK, a subsidiary of Miza Pharmaceuticals, Inc., a Canadian corporation, acquired the pharmaceutical development and manufacturing business of CCL Pharmaceuticals, a division of CCL Industries (UK), Limited for (pound)13.8 million. Miza Pharmaceuticals, Inc. is majority owned by Dr. Jack Kachkar and his family members. Dr. Kachkar remains as a director but has resigned as an executive officer of Miza Pharmaceuticals, Inc. On September 4, 2002, Miza UK was placed into court-appointed Administration in order to sell the business as a going concern. Two divisions of Miza UK, Miza Aerosols and Miza Development, were subsequently sold to Inyx Pharma Limited on March 7, 2003 for (pound)4.463 million.

         Then on April 28, 2003, the Inyx Pharma stockholders unanimously agreed to exchange their shares for an aggregate of 64.1% of the outstanding common stock of Doblique. At the time of the transfer, Dr. Jack Kachkar was the sole director and officer of Doblique, and his spouse, Viktoria Benkovitch, was the owner of 45% of the outstanding common stock of Doblique. In addition, a family trust in which Dr. Kachkar and Mrs. Benkovitch and their children are beneficiaries, became the owner of 30.4% of the outstanding capital stock of Inyx Pharma upon transfer from the original owner, 715821 Ontario Limited. Such trust is irrevocable and grants to independent trustees the right to vote and dispose of any stock owned by the trust. Therefore, Dr. Kachkar and Mrs. Benkovitch disclaim beneficial ownership of the shares owned by the trust.

         Dr. Kachkar acted for Doblique and provided certain consulting services to Inyx Pharma's management in connection with the Inyx Pharma acquisition. In addition, Inyx Pharma was represented by its own Board of Directors, officers, and separate legal counsel. Dr. Kachkar concluded that the Inyx Pharma transaction was fair to the unaffiliated stockholders of Doblique and all other parties. Such conclusion was based upon the following factors:


         o Doblique received an opinion that the acquisition was fair to the Doblique stockholders from a financial point of view from Jeffrey Katz, C.A. Mr. Katz is an independent chartered accountant in Canada and is experienced in the analysis of public companies and rendering of fairness opinions.

         o The Doblique shares were trading sporadically at prices as low as $0.21 per share before the acquisition of the control bloc by Medira was announced, and the net book value per share as of December 31, 2002 was a negative $0.03. Following announcement of the change of control and closing of the acquisition, the trading price of the Doblique stock increased to $1.55.

         o Doblique has moved from a small company with limited assets and continuing losses from operations to a growing company with anticipated sales in 2003 of approximately $22 million. Although their percentage of ownership is reduced, the stockholders of Doblique have a very good opportunity to realize a good return on their investment in the Company.

         The Company has been without cash resources, and Dr. Kachkar has made numerous advances to the Company in anticipation of the acquisition of Inyx. Such amounts will be scheduled in the amendment to this Form 8K.

Item 8.  Description of Securities

General

         The following summary is qualified in its entirety by reference to the Company's Restated Articles of Incorporation and its By-Laws. The Company's authorized capital stock consists of 150,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

         As of the date of this report, 24,950,000 common shares of the Company's common stock are held of record by approximately 94 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's stockholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have the cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in connection with the Shares and/or the exercise of options will be fully paid and non-assessable when issued.

         Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefor. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

Preferred Stock

         The Board of Directors of the company has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on the ability of the company to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of the company, whether voluntary or involuntary, the holders of the preferred stock will receive, in priority over the holders of common stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorization preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of the company.

         There are no shares of preferred stock designated or issued as of the date hereof.

Anti Takeover Provisions

Special Meetings of Stockholders; Director Nominees

         The company's Bylaws and Articles provide that special meetings of stockholders may be called by stockholders only if the holders of at least 66-2/3% of the common stock join in such action. The bylaws and Articles also provide that stockholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the company at least 60 days in advance of the date on which the last annual stockholders' meeting was held, and provide that the number of directors to be elected (within the minimum - maximum range of 3-21 set forth in the Articles and bylaws) shall be determined by the Board of Directors or by the holders of at least 66-2/3% of the common stock. While these provisions of the Articles and bylaws have been established to provide a more cost-efficient method of calling special meetings of stockholders and a more orderly and complete presentation and consideration of stockholder nominations, they could have the effect of discouraging certain stockholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose stockholder nominees or hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

Removal of Directors

         The Articles of the company provide that directors may be removed from office only for cause by the affirmative vote of holders of at least 66-2/3% of the common stock. Cause means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the company, or committed a material breach of such director's fiduciary duty to the company resulting in a material detriment to the company. The inability to remove directors except for cause could provide incumbent management with a greater opportunity to oppose hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

Control Share Statute

         Sections 78.378 - 78.3793 of the Nevada statutes constitute Nevada's control share statute, which set forth restrictions on the acquisition of a controlling interest in a Nevada corporation which does business in Nevada (directly or through an affiliated corporation) and which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. A controlling interest is defined as ownership of common stock sufficient to enable a person directly or indirectly and individually or in association with others to exercise voting power over at least 20% but less than 33.3% of the common stock, or at least 33.3% but less than a majority of the common stock, or a majority or more of the common stock. Generally, any person acquiring a controlling interest must request a special meeting of stockholders to vote on whether the shares constituting the controlling interest will be afforded full voting rights, or something less. The affirmative vote of the holders of a majority of the common stock, exclusive of the control shares, is binding. If full voting rights are not granted, the control shares may be redeemed by the company under certain circumstances. If full voting rights are granted, stockholders voting against such rights being granted may demand payment from the company for the fair value of their shares, the Board of Directors may adopt a resolution amending the Bylaws within ten days following the acquisition of any controlling interest to provide that the foregoing provisions shall not be applicable to such acquisition. The company does not believe the foregoing provisions of the Nevada statutes are presently applicable to it because it does not presently conduct business in Nevada; however, if in the future it does conduct business in Nevada then such provisions may apply.

Business Combination Statute

         Sections 78.4 11 - 78.444 of the Nevada statutes set forth restrictions and prohibitions relating to certain business combinations and prohibitions relating to certain business combinations with interested stockholders. These Sections generally prohibit any business combination involving the company and a person that beneficially owns 10% or more of the common stock (an "Interested Stockholder") (A) within five years after the date (the "Acquisition Date") the Interested Stockholder became an Interested Stockholder, unless, prior to the Acquisition Date, the company's Board of Directors had approved the combination or the purchase of shares resulting in the Interested Stockholder becoming an Interested Stockholder; or (B) unless five years have elapsed since the Acquisition Date and the combination has been approved by the holders of a majority of the common stock not owned by the Interested Stockholder and its affiliates and associates; or (C) unless the holders of common stock will receive in such combination, cash and/or property having a fair market value equal to the higher of (a) the market value per share of common stock on the date of announcement of the combination or the Acquisition Date, whichever is higher, plus interest compounded annually through the date of consummation of the combination less the aggregate amount of any cash dividends and the market value of other dividends, or (b) the highest price per share paid by the Interested Stockholder for shares of common stock acquired at a time when he owned 5% or more of the outstanding shares of common stock and which acquisition occurred at any time within five years before the date of announcement of the combination or the Acquisition Date, whichever results in the higher price, plus interest compounded annually from the earliest date on which such highest price per share was paid less the aggregate amount of any cash dividends and the market value of other dividends. For purposes of these provisions, a "business combination" is generally defined to include (A) any merger or consolidation of the company or a subsidiary with or into an Interested Stockholder or an affiliate or associate; (B) the sale, lease or other disposition by the company to an Interested Stockholder or an affiliate or associate of assets of the company representing 5% or more of the value of its assets on a consolidated basis or 10% or more of its earning power or net income; (C) the issuance by the company of any of its securities to an Interested Stockholder or an affiliate or associate having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the company; (D) the adoption of any plan to liquidate or dissolve the company proposed by or under an agreement with the Interested Stockholder or an affiliate or associate; (E) any receipt by the Interested Stockholder or an affiliate, except proportionately as a stockholder, of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage; and (F) any recapitalization or reclassification of securities or other transaction that would increase the proportionate shares of outstanding securities owned by the Interested Stockholder or an affiliate. Sections 78.411-78.444 of the Nevada statutes are presently applicable to the company.

Special Meetings

         The company's bylaws and Articles provide that special meetings of the stockholders of the company may be called by the Chairman of the Board, the Board of Directors or upon written request of stockholders holding not less than 66 2/3% of the common stock.

Mergers, Consolidations and Sales of Assets

         Nevada law provides that an agreement of merger or consolidation, or the sale or other disposition of all or substantially all of a corporation's assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the corporation (except that no vote of the stockholders of the surviving corporation is required to approve a merger if certain conditions are met, unless the articles of incorporation of such corporation states otherwise, and except that no vote of stockholders is required for certain mergers between a corporation and a subsidiary), but does not require the separate vote of each class of stock unless the corporation's articles of incorporation provides otherwise (except that class voting is required in a merger if shares of the class are being exchanged or if certain other rights of the class are affected). The Company's Articles do not alter the provisions of Nevada law.

Directors; Removal of Directors

         Under Nevada law, the number of directors may be fixed by, or determined in the manner provided in, the articles of incorporation or by-laws, and the Board of Directors may be divided into classes as long as at least 25% in number of the directors are elected annually. Nevada law further requires that a corporation have at least one director, Directors may be removed under Nevada law with or without cause by the holders of not less than a majority of the voting power of the corporation, unless a greater percentage is set forth in the articles of incorporation. The Articles of Incorporation provide that directors may be removed only for cause by a two-thirds majority of stockholders.

Amendments to Bylaws

         The Company's bylaws maybe amended by the Board of Directors or stockholders, provided, however that certain provisions can only be amended by the affirmative vote of holders of at least 66 2/3% of the common stock. These provisions relate to special meetings of stockholders, actions by written consent of stockholders, nomination of directors by stockholders, proceedings for the conduct of stockholder's meetings and the procedures for fixing the number of and electing directors.

Limitation on Liability of Directors

         Section 78.03 7 of the Nevada statutes provides that a Nevada corporation may limit the personal liability of a director or officer to the corporation or its stockholders for breaches of fiduciary duty, except that such provision may not limit liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or payment of dividends or other distributions in violation of the Nevada statutes. The
Company's Articles provide that no director shall be personally liable to the company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the company or its stockholders, (B) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (C) liability under the Nevada statutes, or (D) for any transaction from which the director derived an improper personal benefit.

         In the opinion of the Securities and Exchange Commission, the indemnification and limitation of liability provisions described above would not eliminate or limit the liability of directors and officers under the federal securities laws.

Appraisal Rights

         The Nevada statutes provides dissenting or objecting security holders with the right to receive the fair value of their securities in connection with certain extraordinary corporate transactions. These appraisal rights are available with respect to certain mergers and share exchanges and in connection with the granting of full voting rights to control shares acquired by an interested stockholder. However, unless the transaction is subject to the control share provisions of the Nevada statutes, a stockholder of a Nevada corporation may not assert dissenters' rights, in most cases, if the stock is listed on a national securities exchange or held by at least 2,000 stockholders of record (unless the articles of incorporation expressly provide otherwise or the security holders are required to exchange their shares for anything other than shares of the surviving corporation or another publicly held corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

Distributions

         Dividends and other distributions to security holders are permitted under the Nevada statutes as authorized by a corporation's articles of incorporation and its board of directors if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would exceed the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount needed to satisfy the preferential rights on dissolution of holders of stock whose preferential rights are superior to those of the shares receiving the distribution.

Preemptive Rights

         Under the Nevada statutes, stockholders of Nevada corporations organized prior to October 1, 1991 have preemptive rights unless the articles of incorporation expressly deny those rights or the stock issuance is among those described in Section 78.265. A stockholder who has preemptive rights is entitled, on terms and conditions prescribed by the board of directors, to acquire proportional amounts of the corporation's unissued or treasury shares in most instances in which the board has decided to issue them. The company's Articles expressly deny availability of preemptive rights to the company's stockholders.

Cumulative Voting

         Under the Nevada statutes, the articles of incorporation of a corporation may provide for cumulative voting, which means that the stockholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and then cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting is not available to stockholders of a Nevada corporation, however, unless its articles expressly provide for that voting right, and the company's Articles do not contain a provision permitting stockholders to cumulate their votes when electing directors.

PART II

Item 1. Market Price of and Dividends on the Registrants' Common Stock and Other Stockholder Matters


Holders

         As of April 28, 2003 the Company had approximately 94 stockholders of records.

Dividends

         The Company has not paid a dividend on any class of stock since its incorporation and does not anticipate paying any dividends in the foreseeable future. The Company intends to retain earnings to finance the expansion of its business, to repay outstanding and future indebtedness and to use for general operating purposes. In the future, the Board of Directors will determine whether the Company will pay any dividends, depending upon its earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors.

Price Range of Common Stock

         Since February 2003, the Company's common stock has been traded over-the counter and quoted from time to time in the OTCBB under the trading symbol "DBLQ". The following table sets forth the range of high and low bid prices as reported by the OTCBB for the periods indicated. The quotations reflect inter-dealer prices without retail markup, markdown or commission, and may not necessary represent actual transactions.

                                                             Common Stock
                                                              Price Range
                                                         High            Low
                                                     ------------    ----------

          YEAR ENDED DECEMBER 31, 2003
               First Quarter.........................    $0.21         $0.21
               Second Quarter........................     1.55          0.71

Item 2.  Legal Proceedings

         The Company is involved from time to time in legal proceedings and litigation incidental to the conduct of its business. No pending legal proceeding is deemed of the Company to pose the risk of any material adverse effect.

Item 3.  Change in and Disagreements with Accountants

         The Auditor's reports for the two most recent fiscal years included and explanatory paragraph concerning the Registrant's ability to continue as a going concern. During the two most recent fiscal years and during the interim period from December 31, 2002 until March 29, 2003, the Registrant has not had any disagreements with the Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that would require disclosure in this Current Report on Form 8-K. During such period, there are no reportable events as described in Item 304(a) (1) (v) of Regulation S-K.

         On March 29, 2003, Registrant dismissed the firm of Parks, Tschoop, Whitcomb & Orr and retained the accounting firm of Berkovits, Lago and Company, LLP, Miami, Florida, as its independent auditors for the fiscal year ending December 31, 2003. The Board of Directors of Registrant approved the selection of Berkovits, Lago and Company, LLP as new independent auditors.

Item 4.  Recent Sales of Unregistered Securities

         On March 28, 2000, the Company sold 1,000,000 (5,000,000 post-split) shares to Pam Halter for consideration consisting of $1,000 cash.

         On February 19, 2003, the Company effected a 5 for 1 stock split in the form of a dividend of four shares for each share outstanding.

         On April 28, 2003, the Company issued 16,000,000 shares of common stock to the Inyx Pharma stockholders in the transaction described in Item 1 and 2 of this Form 8-K.

         On April 28, 2003, the Company issued 1,500,000 shares to Jordan Slatt pursuant to the terms of a Business Advisory and Financial Consulting Services Agreement.

         On April 28, 2003, the Company issued 2,450,000 shares to Liberty Management, LLC, Grosvenor Trust Company, LTD, BPL Corp, Saintsbury Management Corp. and TriFinity Venture Corporation, as compensation for acting as finders in the transactions described in Items 1 and 2 and facilitating their implementation.

         All securities described herein were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

PART III

Item 1.  Index to Financial Statements

         The Company's certified financial statements will be filed by amendment within 60 days as provided in Instruction (a)(4) to Item 7 of Form 8-K.

Item 2.  Description of Exhibits

         *2.1.1 Stock Exchange Agreement dated April 25, 2003, among Inyx Pharma, Doblique and the Inyx Stockholder. (Material schedules are otherwise attached as exhibits hereto)

         *3.1     Restated Articles of Incorporation.

         *3.2     Restated Bylaws.

         *4.1     Specimen Stock Certificate,

         *10.1    2003 Stock Option Plan

         *10.2 Indemnity Agreement dated April 25, 2003 among the Company, Steve Handley, Colin Hunter and Jack Kachkar.

         *10.3 Registration Rights Schedule to Stock Exchange Agreement dated April 25, 2003.

         *10.4.1  Employment Agreement dated April 1, 2003, with Jack Kachkar.

         *10.4.2  Employment Agreement dated May 1, 2003, with Steven Handley

         *10.4.3. Employment Agreement dated May 1, 2003, with Colin Hunter.

         *10.4.4. Employment Agreement dated April 1, 2003, with Rima Goldshmidt

         *10.5    Opinion of Jeffrey Katz, C.A.

         *10.6.1 Lease dated July 22, 1994 with the Council of the Borough of Halton for facilities at 6 Seymour Court, Manor Park, Runcorn, Cheshire, England


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

         *10.6.2 Lease dated June 23, 1988 between Warrington and Runcorn Development Corp and MiniPak Aerosols, Ltd. for lease of facilities at 10-11 Arkwright Road, Astmoor Industrial Estate, Runcorn, Cheshire, England

         *10.6.3 Lease dated June 23, 1988 between Warrington and Runcorn Development Corp and MiniPak Aerosols, Ltd. for lease of facilities at 1-2 Arkwright Road, Astmoor Industrial Estate, Runcorn, Cheshire, England

         *10.7 Business Advisory and Financial Consulting Services Agreement with Jordan Slatt.

         *10.8    Agreement  dated March 7, 2003  between  Miza  Pharmaceuticals
                  (UK) Limited (in administration) and Inyx Pharma.

         *10.9.1 Option Agreement dated March 6, 2003 between Inyx Pharma and Stiefel Laboratories, Inc.

         *10.9.2 6% Convertible Promissory Note dated March 6, 2003 in the principal amount of(pound) 2,500,000 to Stiefel Laboratories, Inc.

         *10.10   Finders  Fee  Agreement  with  Saintsbury   Management  Corp.,
                  Grosvenor Trust Company, Ltd. And Liberty Management LLC.

         *10.11 Finders Fee Agreement with TriFinity Venture Corporation and BPL Corp.

         *21      Subsidiaries of the Registrant.






















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

                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              INYX, INC.
                                              (formerly known as DOBLIQUE, INC.)



                                              By: /s/ Jack Kachkar
                                                 -------------------------------
                                                  Jack Kachkar, Chairman

Dated:     May 12, 2003


























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